Issuer Free Writing Prospectus	Filed Pursuant to Rule 433 Registration No. 333-194103 February 18, 2016

Amgen Inc.

TERM SHEET

Dated February 18, 2016

€1,250,000,000 1.250% Senior Notes due 2022 (“2022 Notes”)

€750,000,000 2.000% Senior Notes due 2026 (“2026 Notes”)

This term sheet relates only to the securities described below and supplements and should be read together with the preliminary prospectus supplement, dated February 18, 2016, and the accompanying prospectus (including the documents incorporated by reference in the accompanying prospectus) relating to these securities.

Issuer:	Amgen Inc.

Ranking:	Senior Unsecured

Principal Amount:	2022 Notes: €1,250,000,000 2026 Notes: €750,000,000

Maturity Date:	2022 Notes: February 25, 2022 2026 Notes: February 25, 2026

Coupon:	2022 Notes: 1.250% 2026 Notes: 2.000%

Day Count Convention:	Actual/Actual (ICMA)

Price to Public:	2022 Notes: 99.971% 2026 Notes: 99.821% In each case, plus accrued interest from February 25, 2016 if settlement occurs after such date.

Yield to Maturity:	2022 Notes: 1.255% 2026 Notes: 2.020%

Benchmark Security:	2022 Notes: DBR 2.000% due January 4, 2022, yield –0.262% 2026 Notes: DBR 0.500% due February 15, 2026, yield 0.222%

Spread to Benchmark:	2022 Notes: 151.7 bps 2026 Notes: 179.8 bps

Spread to Mid-Swaps:	2022 Notes: 110 bps 2026 Notes: 143 bps

Mid Swap Yield:	2022 Notes: 0.155% 2026 Notes: 0.590%

Interest Payment Date:	February 25, commencing February 25, 2017

Make-whole Redemption:	2022 Notes: 25 bps 2026 Notes: 30 bps

Par Call:	On or after November 25, 2021 (2022 Notes) On or after November 25, 2025 (2026 Notes)

Payment Business Day Centers:	New York City, London, TARGET 2 System Days

Business Day Convention:	Following Unadjusted

Interest (Calculation) Period:	February 25, 2016

Net Proceeds to Issuer (before expenses):	2022 Notes: €1,244,950,000 2026 Notes: €745,282,500

Trade Date:	February 18, 2016

Settlement Date:	February 25, 2016 (T+5)

CUSIP:	2022 Notes: 031162 CA6 2026 Notes: 031162 CB4

Common Code:	2022 Notes: 136927825 2026 Notes: 136927876

ISIN:	2022 Notes: XS1369278251 2026 Notes: XS1369278764

Denominations:	€100,000 and integral multiples of €1,000 in excess thereof.

Listing:	Amgen Inc. intends to apply to list the 2022 Notes and the 2026 Notes on the New York Stock Exchange.

Expected Ratings:	Moody’s: Baa1 S&P: A Fitch: BBB

Joint Book-Running Managers:	Merrill Lynch International Barclays Bank PLC J.P. Morgan Securities plc Deutsche Bank AG, London Branch

Senior Co-Managers:	SMBC Nikko Capital Markets Limited Morgan Stanley & Co. International plc Citigroup Global Markets Limited Goldman, Sachs & Co.

Co-Managers:

BNP Paribas

Credit Suisse Securities (Europe) Limited

HSBC Bank plc

Mitsubishi UFJ Securities International plc

Mizuho International plc

RBC Europe Limited

UBS Limited

Wells Fargo Securities International Limited

Amgen Inc. has filed a registration statement (including a prospectus dated as of February 24, 2014) and a preliminary prospectus supplement dated as of February 18, 2016 with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents Amgen Inc. has filed with the SEC for more complete information about the issuer and this offering. You should rely on the prospectus, preliminary prospectus supplement and any relevant free writing prospectus or term sheet for complete details. You may get these documents for free by visiting the SEC web site at www.sec.gov. Alternatively, copies of the prospectus and the preliminary prospectus supplement may be obtained by calling Merrill Lynch International at (800) 294-1322 (toll free), Barclays Bank PLC at (888) 603-5847 (toll free), J.P. Morgan Securities plc collect at +44-207-134-2468, and Deutsche Bank AG, London Branch at 1-800-503-4611 (toll free).

The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by Moody’s, S&P and Fitch. Each of the security ratings above should be evaluated independently of any other security rating.